NEWS RELEASE

Contact: Dollar Financial Corp
Financial Dynamics
Mark McCall/Julie Prozeller (212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES RECORD FISCAL 2007 RESULTS

RECORD ANNUAL REVENUE OF $400 MILLION DRIVEN BY GLOBAL STORE

FOOTPRINT EXPANSION;

ANNOUNCES ACQUISITION OF FORTY-FIVE U.S. FINANCIAL SERVICES STORES AND MOVES CLOSER TO UTILIZING SIGNIFICANT TAX NOL’S

BERWYN, Pennsylvania, September 10, 2007 – Dollar Financial Corp (NASDAQ:DLLR - News), a leading international financial services company serving under-banked consumers, today announced results for the fiscal fourth quarter and year ended June 30, 2007.

Fiscal fourth quarter highlights (compared to the prior year period):

▪	Consolidated revenue was $109.1 million, an increase of 25.5%.
▪	Total revenue from the Company’s international operations increased by 39.3% or $23.5 million.
▪	The consolidated loan loss provision, as a percentage of gross consumer lending revenue, was 21.3%.
▪	Store and regional margin, as a percentage of total revenue, increased to 38.4%, as compared to 35.6% for the prior year’s quarter.
▪	Consolidated Adjusted EBITDA was $32.0 million, an increase of 40.6% or $9.2 million.
▪

Due principally to operating losses in the U.S. business, as a result of the transition from bank-funded installment loans to company-funded loans, the effective tax rate increased to 42.1% for the quarter.

▪	Pro forma income before income taxes, which primarily excludes debt financing costs of $0.9 million, increased 60.6% from $11.8 million to $18.9 million.
▪	Pro forma fully-diluted earnings per share increased to $0.48 compared to $0.37 for the prior year.

▪	Actual fully-diluted earnings per share were $0.42 compared to $0.10 per share for the previous year.
▪	Opened 12 de novo stores in the quarter.

On August 30, 2007, the Company entered into agreements to acquire forty-five financial services stores principally located in the Midwest and Hawaii. The total purchase price for the acquisition, including the consumer loan portfolio, is $27.0 million, in addition to a payment for the cash in the stores at closing. The Company is utilizing a portion of the proceeds from its recent $200.0 million senior convertible note offering completed on June 27, 2007 to pay for the acquisition. The total revenue and EBITDA contribution of these stores on an annual basis is estimated to be $13.0 million and $4.5 million, respectively.

The Company has already completed the purchase of twenty-two of the forty-five stores that are located in Missouri, Hawaii, Arizona, and Oklahoma and expects to finalize the purchase of the remaining twenty-three stores which are principally in Kansas, along with several stores in Nebraska, Iowa and South Carolina upon the receipt of state and local business licenses. The purchase of these remaining stores is expected to be finalized over the next 15 to 90 days and the purchase price for the acquisition is being prorated and remitted based on the timing of when the stores are acquired.

“We continue to execute on our multi-country, multi-channel and multi-product growth strategy and pursue the best investment opportunities across all three of our geographic markets to achieve the highest possible return for our shareholders,” commented Jeff Weiss, the Company’s Chairman and Chief Executive Officer. “The acquisition of these forty-five well managed and strong performing stores represents our entrance into several new U.S. markets in the midwest, and is the first step in our operational strategy to improve the profitability of our U.S. business and unlock the value of our significant tax NOL’s. During the quarter, we also benefited from the investments we made in our international businesses, achieving nearly a 40% increase in total revenue from our combined Canadian and U.K. business segments. Furthermore, our global credit losses for the quarter continue to be in line with our expectations.”

Mr. Weiss continued, “This marks the conclusion of another very successful year for the Company. During fiscal 2007, we achieved record annual revenue of over $400.0 million, while pre-tax earnings, excluding one-time charges, were a record $67.2 million. These results reflect the continuation of what has been a tremendous period of growth for the Company in which we have more than doubled our annual revenue over the past five years. In fiscal 2007, we continued to expand our global store footprint through the acquisition of 115 financial services stores in addition to opening 52 de novo stores across the U.S., Canada and the United Kingdom.

We are very excited about the growth prospects for our Company as a result of several catalysts including improving visibility in the Canadian regulatory environment, growth opportunities burgeoning in the U.K. and other potential international markets, as well as the significant historical tax operating losses the Company can apply against future U.S. earnings. In summary, we are pleased with our performance for the year and believe we are well-positioned to continue to successfully execute on our strategy of being the most diversified company in our sector, both in terms of products and geographies.”

For the quarter ended June 30, 2007, consolidated check cashing revenue increased by 20.6%, or $7.6 million, year-over-year as the Canadian business segment grew by 31.2% or $4.5 million while the U.K. business realized growth of 24.8% or $2.7 million. On a consolidated basis, the face amount of the average check cashed increased 7.6% to $496 for the quarter ended June 30, 2007 compared to $461 for the prior year period, and the average fee per check cashed increased by 10.3% to $19.23.

For the quarter ended June 30, 2007, consolidated net consumer lending revenue increased by 33.1% or $12.1 million compared to the prior year, driven by growth in Canada of 58.0% or $10.0 million and growth in the U.K. of 37.1% or $2.6 million. The consolidated loan loss provision for the fiscal fourth quarter, as a percentage of gross consumer lending revenue, was in line with the Company’s expectations at 21.3% as compared to 20.8% for the third quarter of fiscal 2007.

Total Company funded loan originations were $401.2 million for the quarter ended June 30, 2007, representing a net increase of 56.0%, or $144.0 million, compared to the prior year. For the fiscal fourth quarter, company funded loan originations in Canada increased by 62.5% or $93.6 million and U.K. loan originations increased by 51.6% or $26.9 million. Furthermore, loan originations in the U.S. increased by 42.3% or $23.4 million as a result of both an acquisition in the second quarter of fiscal 2007 and also the transition, during the fiscal fourth quarter, of a portion of the U.S. loan portfolio from bank-funded installment loans to company-funded loans.

Money transfer fees for the quarter increased 24.8% or $1.1 million year-over-year, as a result of continued growth in the Company’s international markets. Other revenue increased by 14.9% or $1.4 million for the quarter ended June 30, 2007, principally due to the success of MasterCard® branded debit-card sales in Canada and the U.K., as well as growth in the foreign currency product in both the Canadian and U.K. businesses.

Comparable store sales increased 7.1% or $5.9 million for the fiscal fourth quarter, and on a constant currency basis increased by 3.8% or $3.3 million compared to the prior year period. On a local currency basis, the Company’s Canadian business realized comparable store sales growth of 6.9%, the U.K. operation generated comparable store sales growth of 15.5%, while same store sales in the U.S. decreased by 8.5% as they were negatively impacted during the quarter by the transition of a portion of the loan portfolio from bank-funded installment loans to company-funded loan products.

The Company realized a store and regional margin of $41.8 million for the quarter ended June 30 2007, an increase of 35.2% as compared to $31.0 million in the prior year’s quarter. As a percentage of total revenue, store and regional margin increased to 38.4% for the fiscal fourth quarter, as compared to 35.6% for the prior year. Corporate expenses, as a percentage of total revenue, were slightly higher for the quarter than the previous year at 12.8%.

The Company generated net income of $10.3 million for the fiscal fourth quarter, an increase of 430% as compared to $1.9 million in the prior year period, and actual fully-diluted earnings per share were $0.42 compared to $0.10 per share for the previous year.

Highlights for the Fiscal Year Ended June 30, 2007 (Fiscal 2007)

Total revenue for fiscal 2007 was $409.9 million, representing an increase of 24.8% or $81.4 million over the prior year. Global check cashing revenue increased by 17.0% or $24.3 million while net consumer lending revenue increased by 37.4% or $49.4 million. Store and regional margin increased by 32.5% or $37.9 million for fiscal 2007, and as a percentage of total revenue, improved to 37.8% as compared to 35.6% for the prior year.

Corporate costs, which included additional costs to support the Company’s global expansion strategy as well as additional stock based compensation costs recognized under FAS 123R, were 13.1% of total revenue for the fiscal year. Excluding the impact of stock based compensation, corporate costs as a percentage of total revenue were 12.5% for fiscal 2007 compared to 12.7% of total revenue for the prior fiscal year.

Pro forma income before income taxes, excluding $7.3 million of one-time charges in fiscal 2006 and $61.6 million of one-time charges in fiscal 2007 (detailed in the table below), increased by $25.4 million or 60.8% to $67.2 million. Pro forma net income, using a 38.0% normalized income tax rate, was $41.7 million for the fiscal year ended June 30, 2007, an increase of 60.8% as compared to $25.9 million for the prior year. Pro forma fully-diluted earnings per share were $1.72 for the fiscal year ended June 30, 2007 compared to $1.38 for the prior year.

Company Launches Internet Payday Loan Product in the U.S.

On August 31, 2007, the Company launched an internet based payday loan product for California customers. Following a successful launch in California, the Company intends to offer the product in selected additional states.

Commenting on the product launch, Don Gayhardt, the Company’s President stated, “We intend to move forward on internet lending products at a very measured pace, until we are certain of the loss metrics. Assuming the measured launch in California meets our expectations, we intend to expand the product into additional markets. As the internet loan product is obviously in its early stage of release, we will be in a better position to discuss our future plans and anticipated earnings contribution as we gain more experience with the product.”

Guidance

The Company anticipates that several of the Canadian provinces will establish their respective maximum borrowing rates and policies for single-payment lending during fiscal 2008. Therefore, reflected in the Company’s guidance below is the expected opening of between 75 and 100 new stores in Canada in fiscal year 2008. The incremental new store earnings drag and infrastructure investment, required to support the enhanced Canadian de novo store plan, is expected to result in a $3.0 million to $3.5 million unfavorable impact on pre-tax earnings in fiscal 2008.

Effective Tax Rate

▪

As a result of the negative impact in the U.S. business from the transition from bank-funded installment loans to company-funded loans, the effective tax rate for the Company increased in the fourth quarter of fiscal 2007 to 42.1%. Expected earnings growth in the U.S. business from acquisitions, as well as from the recently launched loan products, should result in a global effective tax rate in the range of 39% to 41% for the balance of calendar year 2007 and fiscal 2008.

Calendar Year 2007 Guidance

▪

Positive trends in other areas of the global business, as well as the anticipated earnings contribution of the recent acquisition of the midwest U.S. financial services stores on August 30, 2007, are expected to offset the additional infrastructure costs and new store earnings drag associated with the substantially enhanced store development plan in Canada, as well as the near-term negative impact of transitioning a portion of the U.S. loan portfolio from bank-funded installment loans to company-funded loans. As a result, the Company is reaffirming its previously announced calendar year 2007 guidance of revenue between $450.0 million and $460.0 million, Adjusted EBITDA of $127.0 million to $132.0 million and income before income taxes of between $78.0 million and $80.0 million.

Fiscal Year 2008 Guidance

▪

Considering the effects of the expected enhanced Canadian de novo store expansion plan, for the June 30, 2008 fiscal year, the Company is anticipating revenue between $470.0 million and $490.0 million, Adjusted EBITDA of between $135.0 million and $140.0 million and fully-diluted earnings per share of between $2.05 and $2.20.

The reconciliation between Adjusted EBITDA and income before income taxes is consistent with the historical reconciliation which is presented at the end of this news release.

Investors Conference Call

Dollar Financial Corp will be holding an investor’s conference call on Monday, September 10, 2007 at 5:00 pm ET to discuss the Company’s results for the 2007 fiscal fourth quarter and year end. Investors can participate in the conference by dialing 888-896-0863 (U.S. and Canada) or 973-582-2792 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO, Don Gayhardt, President, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning at 7:00 pm Eastern Time on September 10, 2007 through September 17, 2007. If you wish to listen to the replay of this conference call, please dial 973-341-3080 and enter passcode “9164127”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp

Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document processing services.

At June 30, 2007, the Company’s global store network consisted of 1,280 stores, including 902 company-operated financial services stores and 110 franchised We The People legal document processing locations in 30 states, the District of Columbia, Canada and the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement

This news release contains forward looking statements, including statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the developing regulatory environment in Canada; the impact of future development strategy, new stores and acquisitions; and of the performance of new products and services. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, current and potential future litigation, the integration of acquired stores, the performance of new stores, the implementation and results of restructuring initiatives, the impact of recent debt financing transactions, the results of certain ongoing income tax appeals, and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the final prospectus from the Company’s follow-on public offering filed with the SEC on June 16, 2006 and its fiscal 2006 annual report on Form-10K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                                                           DOLLAR FINANCIAL CORP

                                                           UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                                                        (In thousands)

	June 30,	June 30,
	2006	2007
Assets:
Cash and cash equivalents	$120,221	$294,518
Restricted cash	80,750	1,014
Loans receivable, net:
Loans receivable	58,997	90,552
Less: allowance for loan losses	(5,365)	(8,623)

Loans receivable, net	53,632	81,929
Other consumer lending receivables, net	7,545	11,367
Prepaid expenses and other receivables	18,846	22,483
Deferred tax assets, net	185	4,545
Property and equipment, net	40,625	55,031
Goodwill and other intangibles, net	218,566	341,681
Debt issuance costs and other assets	11,455	21,051

Total Assets	$551,825	$833,619

Liabilities:
Accounts payable	$23,438	$39,808
Income taxes payable	10,963	11,293
Accrued expenses and other liabilities	39,895	46,912
Deferred tax liability	4,539	12,713
Revolving credit facilities	39,000	—
Long-term debt	272,037	576,910

Total Liabilities	389,872	687,636

Shareholders’ Equity:
Common stock	23	24
Additional paid-in capital	242,594	251,460
Accumulated deficit	(114,920)	(147,123)
Accumulated other comprehensive income	34,256	41,622

Total shareholders’ equity	161,953	145,983

Total Liabilities and Shareholders’ Equity	$551,825	$833,619

                                                                                 DOLLAR FINANCIAL CORP

                                                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 (In thousands except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2006	2007	2006	2007
Revenues:
Check cashing	$36,611	$44,164	$142,470	$166,754
Consumer lending:
Fees from consumer lending	43,913	61,626	162,588	227,445
Provision for loan losses and adjustment to servicing revenue	(7,494)	(13,153)	(30,367)	(45,799)

Consumer lending, net	36,419	48,473	132,221	181,646
Money transfer fees	4,525	5,647	17,205	20,879
Other	9,375	10,776	36,625	40,654

Total revenues	86,930	109,060	328,521	409,933

Store and regional expenses:
Salaries and benefits	28,533	34,766	106,823	129,522
Occupancy	7,530	8,462	27,914	32,270
Depreciation	2,324	2,673	7,834	9,455
Returned checks, net and cash shortages	2,799	3,999	11,883	15,295
Telephone and telecommunication	1,529	1,691	5,800	6,425
Advertising	1,432	1,488	8,197	9,034
Bank charges and armored carrier services	2,230	2,949	8,844	10,619
Other	9,600	11,190	34,300	42,441

Total store and regional expenses	55,977	67,218	211,595	255,061

Store and regional margin	30,953	41,842	116,926	154,872

Corporate and other expenses:
Corporate expenses	10,749	13,962	41,784	53,594
Other depreciation and amortization	966	859	3,655	3,390
Interest expense, net	7,457	8,391	29,702	31,462
Litigation settlement costs (proceeds)	0	0	5,800	(3,256)
Debt refinancing costs	0	932	0	39,335
Goodwill impairment and other charges	0	(163)	0	24,301
Other, net	788	107	1,506	514

Income (loss) before income taxes	10,933	17,754	34,479	5,532
Income tax provision	9,054	7,473	27,514	37,735

Net income (loss)	$1,939	$10,281	$6,965	($32,203)

Net income (loss) per share:
Basic	$0.10	$0.43	$0.38	($1.37)
Diluted	$0.10	$0.42	$0.37	($1.37)

Weighted average shares outstanding:
Basic	18,809,934	23,821,685	18,280,131	23,571,203
Diluted	19,496,744	24,546,758	18,722,753	23,571,203

                                                                                                                 Dollar Financial Corp
                                                                                                                 Pro forma Net Income
                                                                                                          (Excluding One-time Charges)
                                                                                         (In thousands except share and per share amounts)

	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
	2006		2007	2006		2007
Income (loss) before income taxes — as reported	$10,993		$17,754	$34,479		$5,532

One-time Charges:
Litigation settlement costs (proceeds)	—		—	5,800		(3,256)
Debt financing costs	—		932	—		39,335
Goodwill impairment and other charges	—		(163)	—		24,301
Loss on store closings	788		322	1,506		964
Other items	—		79	—		302

Pro forma income before income taxes	11,781		18,924	41,785		67,178
Pro forma income taxes (38% effective tax rate)	4,477		7,191	15,878		25,528

Pro forma net income	$7,304		$11,733	$25,907		$41,650

Weighted average fully-diluted shares outstanding	19,496,744		24,546,758	18,722,753		24,192,918

Actual fully-diluted earnings (loss) per share	$0.10		$0.42	$0.37		$(1.37)

Pro forma fully-diluted earnings per share	$0.37	(1)	$0.48	$1.38	(1)	$1.72

(1)	Computed on lesser number of fully-diluted shares outstanding.

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to incentive stock options and restricted shares, and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that Adjusted EBITDA amounts should be considered by prospective investors because Dollar uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Company’s historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2006	2007	2006	2007
Income before income taxes	$10,993	$17,754	$34,479	$5,532
Add:
Depreciation and amortization	3,290	3,532	11,489	12,845
Interest expense	7,457	8,391	29,702	31,462
Foreign currency (gain) loss	112	399	733	886
Stock compensation expense	125	758	205	2,365
Litigation settlement costs (proceeds)	—	—	5,800	(3,256)
Debt refinancing costs	—	932	—	39,335
Goodwill impairment and other charges	—	(163)	—	24,301
Loss on store closings & other	788	401	1,506	1,265

Adjusted EBITDA	$22,765	$32,004	$83,914	$114,735

                                                                                                        Dollar Financial Corp

                                                                                                         Unaudited Store Data

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2006	2007	2006	2007
Beginning Company-Operated Stores
U.S.	341	352	347	338
Canada	233	348	214	242
U.K.	162	190	152	172
WTP	22	0	3	13

Total Beginning Company-Operated Stores	758	890	716	765

De novo Store Builds
U.S.	1	0	4	4
Canada	9	12	18	36
U.K.	3	0	12	12
WTP	0	0	0	0

Total	13	12	34	52

Acquired Stores
U.S.	0	0	0	24
Canada	0	0	11	82
U.K.	7	3	8	9
WTP	0	0	28	0

Total	7	3	47	115

Closed Stores
U.S.	4	2	13	16
Canada	0	0	1	0
U.K.	0	1	0	1
WTP	9	0	18	13

Total	13	3	32	30

Ending Company-Operated Stores
U.S.	338	350	338	350
Canada	242	360	242	360
U.K.	172	192	172	192
WTP	13	0	13	0

Total Ending Company-Operated Stores	765	902	765	902

Ending Franchise Stores
U.S.	7	0	7	0
Canada	128	54	128	54
U.K.	218	214	218	214
WTP	132	110	132	110

Total Ending Franchise Stores	485	378	485	378

Total Ending Store Count	1,250	1,280	1,250	1,280

                                                                                                              Dollar Financial Corp.

                                                                                                      Unaudited Selected Statistical Data

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2006	2007	2006	2007
Check Cashing Data (Consolidated)
Face amount of checks cashed (in millions)	$969	$1,138	$3,772	$4,341
Number of checks cashed (in thousands)	2,099	2,296	8,373	9,004
Face amount of average check	$461	$496	$451	$482
Average fee per check cashed	$17.44	$19.23	$17.01	$18.52
Net write-offs of returned checks (in thousands)	$2,321	$3,085	$9,982	$12,532
Net write offs as a percentage of check cashing revenue	6.3%	7.0%	7.0%	7.5%

Consumer Loan Data — Originations
U.S. company-funded consumer loan originations	$55,309	$78,729	$236,025	$282,364
Canadian company-funded consumer loan originations	149,760	243,373	554,949	827,535
U.K. company-funded consumer loan originations	52,196	79,137	204,220	269,779

Total company-funded consumer loan originations	$257,265	$401,239	$995,194	$1,379,678

Consumer Loan Data — Net Revenues
U.S. servicing revenues	$6,818	$4,388	$22,673	$29,245
U.S. company-funded consumer loan revenues	9,071	12,161	37,814	44,366
Canadian company-funded consumer loan revenues	19,613	32,903	69,999	110,010
U.K. company-funded consumer loan revenues	8,410	12,174	32,102	43,824
Provision for loan losses and adjustments to servicing revenues	(7,493)	(13,153)	(30,367)	(45,799)

Total consumer lending revenues, net	$36,419	$48,473	$132,221	$181,646

Consumer Loan Net Charge-offs
Gross charge-offs of company-funded consumer loans	$28,413	$47,358	$107,208	$160,077
Recoveries of company-funded consumer loans	(22,550)	(33,437)	(85,719)	(123,861)

Net charge-offs on company-funded consumer loans	$5,863	$13,921	$21,489	$36,216

Gross charge-offs of company-funded consumer loans as a percentage of total company-funded consumer loan originations	11.0%	11.8%	10.8%	11.6%

Recoveries of company-funded consumer loans as a percentage of total company-funded consumer loan originations	8.8%	8.3%	8.6%	9.0%

Net charge-offs on company-funded consumer loans as a percentage of total company-funded consumer loan originations	2.2%	3.5%	2.2%	2.6%